As filed with the Securities and Exchange Commission on July 8, 2011

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3
 TO

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VISHAY PRECISION GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0986328
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

3 Great Valley Parkway, Suite 150
Malvern, PA 19355
484-321-5300
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Roland Desilets
Senior Director of Legal Services
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
484-321-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes or securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-3 originally filed by Vishay Precision Group, Inc. on April 12, 2011 and amended on May 24, 2011 and June 16, 2011 (as amended, the “Form S-3”) is being filed solely for the purposes of including a revised opinion of Pepper Hamilton LLP as Exhibit 5.1 hereto.  This Amendment No. 3 does not modify any provision of the prospectus constituting Part I of the Form S-3. Accordingly, such prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     VPG is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the VPG in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$2,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$35,000
Printing and engraving expenses	$1,000
Miscellaneous	$1,000
Total	$64,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Our certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of our company or by anyone else by reason of such person being or having been a director, officer, employee or agent of us or any act or omission of such person in such capacity. In addition, we have entered into indemnification agreement with our directors and officers that reflect this obligation. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the board of directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court-approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interests of our company and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law.

     Our certificate of incorporation further provides that no director shall have any personal liability to us or to our stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

     We expect to maintain between $20 million and $30 million of insurance to reimburse our directors and officers and the directors and officers of our subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of our company or any of its subsidiaries. Such insurance specifically excludes any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by us pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 16. Exhibits

Exhibit No.	Description
4.1	Warrant Agreement between Vishay Precision Group, Inc. and American Stock Transfer & Trust Co., dated as of July 21, 2010 (incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K filed on March 24, 2011).

4.2	Note Instrument by Vishay Precision Group, Inc., dated as of July 21, 2010 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed on March 24, 2011).

5.1	Opinion of Pepper Hamilton LLP regarding the legality of the Warrants and the shares of Vishay Precision Group, Inc. common stock registered hereunder dated as of July 8, 2011.*

23.1	Consent of Ernst & Young LLP.**

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page).**
____________________

* Filed herewith.

** Previously filed.

Item 17. Undertakings

(a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, Commonwealth of Pennsylvania, on July 8, 2011.

VISHAY PRECISION GROUP, INC.

By:	/s/ Ziv Shoshani
Name:	Ziv Shoshani
Title:	Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

Signature	Title	Date
/s/ Ziv Shoshani	Chief Executive Officer	July 8, 2011
Ziv Shoshani	(Principal Executive Officer)

/s/ William M. Clancy	Executive Vice President & Chief Financial Officer	July 8, 2011
William M. Clancy	(Principal Financial and Accounting Officer)

*	Director	July 8, 2011
Marc Zandman

*	Director	July 8, 2011
Samuel Broydo

*	Director	July 8, 2011
Saul V. Reibstein

*	Director	July 8, 2011
Timothy V. Talbert

* By: /s/ Ziv Shoshani		July 8, 2011
Ziv Shoshani, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Pepper Hamilton LLP regarding the legality of the Warrants and the shares of Vishay Precision Group, Inc. common stock registered hereunder dated as of July 8, 2011.